Exhibit 99.1
Transcript
CASABLANCA RESORT
Moderator: Randy Black, Sr.
August 21, 2008
11:00 am CT

Operator:	Ladies and gentlemen, thank you for standing by and welcome to the Black Gaming Earnings for Q2 2008 conference call.

During the presentation all participants will be in a listen-only mode. Afterwards we will conduct a question and answer session. At that time if you have a question, please press the 1 followed by the 4 on your telephone.

If at any time during the conference you need to reach an operator, please press the star followed by the 0. As a reminder, this conference call is being recorded Thursday, August 21, 2008.

I would now like to turn the conference over to Mr. Randy Black, CEO and Chairman of the Board. Please go ahead, sir.

Randy Black, Sr.:	Thank you, (Silvana). Good morning and welcome to Black Gaming’s Second Quarter conference call. I’m Randy Black, Sr., Chairman and CEO of the company and with me today is Sean McKay, our CAO.

Before we begin, Sean will speak about forward-looking statements contained in this call. Sean?

Sean McKay:	Thanks, Randy. Today’s conference call contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, with respect to our business, financial condition, results of operation, banking projects and our subsidiaries which involve risks and uncertainties that cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied herein.

Such risks and uncertainties include, but are not limited to, financial market risks, economic conditions and other risks described in our filings with the SEC.

All forward-looking statements are based on our current expectations and projections about future events. I would also like to remind everyone that we will make reference to non-GAAP financial measures routinely used in the gaming industry — namely, earnings before interest, taxes, depreciation and amortization — EBITDA — which can be recalculated from our recent 10-Q filing by adding back depreciation and amortization, loss on sale and disposal of assets, impairment of long-lived assets and good will impairment to our operating loss or income. Randy?

Randy Black, Sr.:	Thank you, Sean. As outlined in the liquidity section of our recent 10-Q filing with the SEC, the economic slowdown has impacted our operations and our liquidity.

We believe our working capital is adequate to meet our anticipated working capital requirements, capital expenditures and scheduled payments of interest for at least the remainder of 2008.

But we may require additional funds to meet our liquidity needs in 2009. The Form 10-Q filing provides more detail about our liquidity needs and challenges.

But what else can I say? The year continues to be very challenging. Rising fuel and the slowing economy are putting us in a defensive position and at some point you just can’t cut your way to profitability.

But we have certainly tried to keep pace with the decline in revenues. We’ve made sweeping changes in our cost structure, cutting over $10.5 million in operating expenses net of non-cash items for the six months ending June 30, 2008 compared to the same period in 2007.

But the combination of reduced spending by customers and price reductions we have implemented to remain competitive has impacted our profitability and continued to decrease EBITDA.

We still see that people are coming to our properties, just not as many and people are spending money, just not as much.

And while we continue to capture the value-oriented customer segment through our discounted room rates and food and beverage pricing which has gone a long way to continuing to attract customers, it has also cut into our EBITDA margins which declined 132 basis points for the six months ending June 30, 2008 compared to the same period in 2007.

Although disappointing, the company’s six months results for the period ending June 30, 2008 compared to the same period in 2000 (sic) were equally disappointing for the same period as the Southern Nevada gaming market performance.

According to the LVCVA, gross gaming revenues decreased 4.1%. ADR decreased 35.6% and I-15 daily traffic count decreased 6.3%. Despite these decreases, our pricing initiatives contributed to the increased room nights occupied which according to the LVCVA increased 1.3%.

So the customers are here, but their spend per visit has gone way done. But with people in our rooms, we at least have a chance to weather the economic storm.

We’re still focused on our liquidity, cost discipline and debt service needs. And while we have some significant hurdles facing our organization, we’re not leaving things to chance.

We have several initiatives in the works to further reduce our cost structure but something needs to happen with top line trends if we’re going to be successful.

There’s not much more to say that hasn’t already been said by other operators in other markets, and even other sectors. This year has been challenging. Our efforts to capture customers through reduced pricing has continued to attract customers to our resorts.

But customer spending is at a reduced level. So now I’ll turn the call back over to Sean to further discuss the second quarter results. Sean?

Sean McKay:	Thanks, Randy. As Randy mentioned, this year has been challenging. Our recent Form 10-Q filing with the SEC outlines the company’s quarterly performance so I’ll briefly go over some of the results.

Clearly we were impacted by the softening market and as a result, our gaming revenues declined 21.8% to $21.2 million from $27.2 million for the second quarter ended June 30, 2008 compared to the same period in 2007.

This decrease was primarily due to a $5.6 million decrease in slot revenues, a $0.4 million decrease in table games revenues and $0.1 million decrease in other gaming revenues.

For the six months ended June 30, 2008 as compared to the same period in 2007, gaming revenues declined 19,7% to $45.6 million from $56.7 million.

This decrease was primarily due to a $9.7 million decrease in slot revenues, a $1 million decrease in table games revenues and $0.5 million decrease in other gaming revenues.

Hotel revenues decreased 16% to $7.9 million from $9.5 million for the second quarter ended June 30, 2008 compared to the same period in 2007.

This decrease was primarily due to lower average daily room rates on similar occupancy levels in the prior year period.

Hotel revenues decreased 19% to $16 million from $19.8 million for the six months ended June 30, 2008 compared to the same period in 2007.

This decrease was also due to the same factors that impacted the quarter results of lower ADR on similar occupancy when compared to the prior year period.

Food and beverage revenues decreased 19.7% to $8.6 million from $10.7 million for the quarter ended June 30, 2008 compared to the same quarter in 2007.

The decrease was primarily attributable to a reduction in our pricing which also impacted our margins.
Food and beverage revenues decreased 17.2% to $18 million from $21.8 million for the period ended June 30, 2008 compared to the same period in 2007.
Similarly, the decrease was primarily attributable to a reduction in our pricing which also impacted our margins for the period.
EBITDA decreased 34.3% to $4.5 million from $6.8 million for the quarter ended June 30, 2008 compared to the same period in the prior year. EBITDA decreased 22.4% to $11.2 million from $14.5 million for the six months ended June 30, 2008 as compared to the same period in the prior year.
Our primary sources of liquidity and capital resources have been cash from operations and from our credit facility. Approximately $4.2 million to $4.5 million represents cash in cage.
We spent approximately $0.7 million in capital expenditures for the period ended June 30, 2008 compared to $7.7 million in the prior year. In addition, we obtained gaming equipment financing of approximately $0.8 million in the period ended June 30, 2008.
Our liquidity needs mainly consist of our debt service requirements under our indentures and our maintenance CAPEX. These annually represent approximately $11.5 million for debt service and approximately $2.5 million to $3 million in maintenance CAPEX and small scale capital additions.
As outlined in our Form 10-Q filing with the SEC, we anticipate we have enough liquidity to meet our operational, debt service and CAPEX needs for the remainder of 2008.

However, we anticipate that we may require additional funding to meet our needs in 2009. We continue to experience overall declines in our EBITDA and expect to experience continued softness through the remainder of 2008 which may present further difficulties in meeting our debt service, operational and CAPEX needs going forward.
I’ll now turn the call back over to Randy. Randy?

Randy Black, Sr.:	Thank you, Sean. Well that’s it, so what I’ll do now is turn over the call for questions.

Operator:	Thank you. Ladies and gentlemen, if you’d like to register a question please press the 1 followed by the 4 on your telephone. You will hear a three tone prompt to acknowledge your request.

If your question has been answered and you would like to withdraw your registration, please press the 1 followed by the 3. If you are using a speakerphone, please lift your handset before entering your request.

One moment please for the first question. Our first question comes from the line of Larry Klatzkin from Jefferies. Please proceed with your question.

Larry Klatzkin:	Hey Randy.

Randy Black, Sr.:	Good morning, Larry. How are you?

Larry Klatzkin:	All right. First question would be how has July been for you? Any change at all or more of the same?

Randy Black, Sr.:	Well, you know, we’ve never given forward-looking statements so — and we don’t have enough data yet on July - the overall, we.

Larry Klatzkin:	Okay.

Sean McKay:	We continue to expect that we’ll experience some softness, so.

Larry Klatzkin:	All right. So probably trend — the trend is going — in this case, is not your friend, but the trend is a good indication. Okay. As far as this impairment charge and the goodwill, was any of that cash and could you just go over that for a minute?

Sean McKay:	It’s all non-cash.

Larry Klatzkin:	And what was it related to? Just give everyone details on it.

Sean McKay:	Oh, it’s from accounting terminology. We have to kind of go through a 142 analysis and that analysis is driven by comparing the actual valuation of the company to what the valuation of the goodwill is. And based on that determination, we had the write-off of $12.47 million, I believe.

Larry Klatzkin:	Okay. And then you had — and the impairment?

Sean McKay:	The impairment — there were two impairments in there. Way back in 2005 we were looking to add a tower and that tower obviously never materialized. And in Q1 we determined that we weren’t going to move forward with any plans with that tower and wrote that off at that time.

The second piece for that was the event center which is currently sitting just cement foundation at this point. And after running some of the numbers and discounting the cash flows and returns on — expected returns on that, we determined that there was an impairment.

Larry Klatzkin:	Okay. Should we expect anymore charges?

Sean McKay:	You never know. We can’t speculate on that but the — we don’t anticipate any at this time. Those were (unintelligible).

((Crosstalk))

Larry Klatzkin:	All right, and.

Sean McKay:	...the only projects that we had in the works. So.

Larry Klatzkin:	Are there any costs in shutting them down? Any more costs that might be related to those projects that you’re — in shutting them down and getting rid of the contractors, and everything?

Sean McKay:	No costs at — whatsoever. In fact, these are all non-cash charges. These have been put to the stage where we didn’t need to incur additional fees. So those are already lumped into that impairment.

Larry Klatzkin:	Okay. All right. And then as far as, you know, you’re saying you may need cash next year. Could you just go over how you’d come up with that and, you know, your thoughts behind it?

Randy Black, Sr.:	Well right now we’re still hoping to have a better third and fourth quarter. We’re looking to cut costs again and we’re trying to increase revenues. And we’re evaluating all options. That’s all we can say right now.

Larry Klatzkin:	Okay, good. I guess there’s really nothing else to ask. I mean, you’ve extended out your foothill loan so that’s not endangered. And are you guys thinking you’re going to be close at all on foothill? I mean, are some of the reasons you’re concerned is that you might end up coming against foothill’s covenants?

Sean McKay:	Well, you know, at this time, you know, our discussions with (Wells) are routine and, you know, we have regular communication with them. But overall, it’s not our policy to speculate and I would just refer you back to the Form 10-Q filing for any specific liquidity questions.

Larry Klatzkin:	All right. Thanks guys.

Randy Black, Sr.:	Thanks, Larry.

Operator:	Ladies and gentlemen, as a reminder to register for a question, please press the 1 followed by the 4. And our next question comes from the line of (John Fleming) from Broadpoint Capital.

(John Fleming):	Good morning, guys.

Randy Black, Sr.:	Good morning, (John).

(John Fleming):	I wonder, Randy or Sean, if you could give us a little more color on the initiatives to take out costs? And could you help us to quantify what potential savings they may ally — allow or provide for?

Sean McKay:	We’ve got a couple of options in the works at this time. Some of those have not been rolled out so we would rather hold off on some of those, in presenting some of that detail.

But we will definitely bring you in the loop in Q3 on some of those initiatives that we put in place.

(John Fleming):	Okay. Have you made any progress on the lease negotiations with the state of Arizona for the golf course?

Randy Black, Sr.:	We understand that that should be, you know, approved anytime. But they are like stuck in some kind of bureaucratic nightmare down there, so.

(John Fleming):	But do you.

Randy Black, Sr.:	...we’ve been assured that it would be forthcoming but it still has not been. So that’s about as far as we’ve gone.

(John Fleming):	But do you anticipate any trouble with that?

((Crosstalk))

Randy Black, Sr.:	Lease — our lease agreement — excuse me?

(John Fleming):	Do you anticipate any trouble with that?

Randy Black, Sr.:	No.

((Crosstalk))

Sean McKay:	We’re (paying) as usual from our side.

Randy Black, Sr.:	We paid lease fees and we’ve been — they’ve taken the check and accepted it, so we believe they are going to extend it. And we, frankly, have been hoping for a better rate, a smaller rate.

And we’ve been told that they’re still looking at the rates they’re charging us. So that’s what’s holding it up.

(John Fleming):	Okay. How much of the cash balance that you have on your books right now is related to the cage cash and how much do you have available for other working capital needs?

Sean McKay:	4.2 to 4.5 is kind of where we fluctuate. We’ve kind of taken down a little bit of the cash that we had out in the cage through some of the kiosks due to some of the declines in customer counts. But it’s going to run around 4.2 to 4.5.

(John Fleming):	So is it fair to say you’ve got about three and a half available at your disposal?

Sean McKay:	I don’t have all of the financial information right in front of me at this time, but I would just take the cash and cash equivalents of the 8.1 and back out the four — so yeah, you’re probably right around there.

(John Fleming):	Okay, fair enough. And the last question I have — has there been any progress on the solstice project or any other competing projects in the area? I mean, I find it hard to believe that people are going to be investing a lot given the economy. But I just wanted to get an update there.

Randy Black, Sr.:	So the solstice project is still on hold in terms of the hotel/casino side, but they have drawn another permit and they are intending to go forward with their RV Park at this point.

(John Fleming):	Okay. Okay, guys. Thanks a lot.

Randy Black, Sr.:	Thank you, (John).

Operator:	Mr. Black, there are no further questions at this time.

Randy Black, Sr.:	Okay. Well thanks everybody and we’ll call you next quarter. Look forward to a change in the economy — hope it’s better next quarter. Thank you.

Operator:	Ladies and gentlemen, thank you for participating in today’s call and we ask that you please disconnect your lines.
END